Exhibit 99.1

Solar Senior Capital Ltd. Announces Formation of a First Lien Loan Program in Strategic Partnership with Voya Investment Management

NEW YORK, September 10, 2014 — Solar Senior Capital Ltd. (“Solar Senior”) (NASDAQ: SUNS) announces that it has entered into a joint venture agreement to create a First Lien Loan Program (“FLLP”) with Voya Investment Management (“Voya”). Voya acts as the investment advisor for several wholly owned insurance subsidiaries of Voya Financial, Inc. (NYSE: VOYA). The joint venture is expected to invest primarily in senior secured term loans to middle market companies predominantly owned by private equity sponsors or entrepreneurs, consistent with Solar Senior’s core origination and underwriting mandate.

Solar Senior and Voya have committed to provide $50 million and $7.25 million, respectively, of capital to the joint venture. In addition, FLLP intends to seek third party financing that is expected to allow the joint venture to utilize leverage up to a ratio of approximately 2.0x debt-to-equity once the portfolio is sufficiently ramped. Solar Senior and Voya expect to begin funding the portfolio with new investments prior to the end of 2014.

“The strategic partnership with Voya is an important long-term growth initiative that we believe will expand our origination capacity,” said Michael Gross, Solar Senior’s Chairman and CEO.

ABOUT SOLAR SENIOR CAPITAL LTD.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle-market companies in the form of senior secured loans, including first lien and second lien debt instruments.

ABOUT VOYA INVESTMENT MANAGEMENT

A leading, active asset management firm, Voya Investment Management manages, as of June 30, 2014, more than $200 billion for affiliated and external institutions as well as individual investors. With 40 years of history in asset management, Voya Investment Management has the experience and resources to provide clients with investment solutions with an emphasis on equities, fixed income, and multi-asset strategies and solutions. For more information, visit voyainvestments.com. Follow Voya Investment Management on Twitter @VoyaInvestments.

ABOUT VOYA FINANCIAL

Voya Financial, Inc. (NYSE: VOYA), which has rebranded from ING U.S., is composed of premier retirement, investment and insurance companies serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement CompanyTM and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, Voya provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 7,000 employees, Voya is grounded in a clear mission to make a secure financial future possible — one person, one family, one institution at a time. For more information, visit http://voya.com or view the Voya Financial Interactive Company Profile. Follow Voya Financial on Facebook and Twitter @Voya.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact:

Solar Senior Capital Ltd.

Investor Relations

646-308-8770